Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made by and among OneMain Holdings, Inc. (the “Company”), OneMain General Services Corporation, an Affiliate (as defined below) of the Company (“OMGS”), and Douglas H. Shulman (“Executive”) effective as July 10, 2018 (the “Effective Date”).  For purposes of this Agreement, references to employment by the Company shall also mean employment by an Affiliate of the Company.

In consideration for the mutual promises contained herein, and for other good and valuable consideration, the sufficiency and receipt of which both parties expressly acknowledge, Executive, the Company and OMGS agree as follows:

1.          Employment.  The Company hereby agrees to employ Executive and Executive accepts such employment, upon the terms and conditions stated herein.  Executive acknowledges that OMGS will be considered his employer for certain purposes including making compensation payments to him, withholding taxes and issuing Form W-2s and other tax filings, and that his employment can be transferred to another Affiliate of the Company at any time; provided that the Company shall remain obligated to Executive hereunder.  Initially, Executive will be based in the Company’s offices in Stamford, Connecticut; however Executive acknowledges that he will be required to travel consistent with his duties and responsibilities under this Agreement.  Executive represents and warrants that Executive is free to enter into this Agreement and is not otherwise prohibited from doing so, or from performing his duties hereunder, by any contract or covenant with any person, company, or other entity.

2.          Effective Date and Term.  This Agreement shall be effective upon the Effective Date.  Executive’s first day of employment shall be a date no more than sixty (60) days following the Effective Date, and Executive will endeavor to make his first day of employment as soon after the Effective Date as is reasonably possible.  Executive’s employment shall continue until the termination of Executive’s employment for any reason (the date of such termination of employment, the “Termination Date”).

3.          Duties and Responsibilities.  Executive shall serve as the President and Chief Executive Officer of the Company.  Executive shall have such duties, responsibilities and authority as are customarily associated with such positions and as may reasonably otherwise be assigned to Executive by the Board of Directors of the Company (the “Board”), to whom Executive will report and shall be accountable.  It is the intent of the Company that Executive shall be appointed to the Board as a director on his first day of employment; provided, that in all events on the next date thereafter on which there is a vacancy on the Board, Executive shall be appointed to the Board as a director.  While Executive remains employed by the Company under this Agreement, the Company shall nominate Executive for reelection as a member of the Board at each annual meeting of the Company’s stockholders during which his term as a member of the Board would otherwise lapse.

4.          Exclusivity and Conflict of Interest.  During his employment with the Company, Executive will devote his full time, attention and talents to the performance of the Executive’s duties to the Company and its Affiliates (as defined below), and the Executive will hold no other employment and devote no business time to activities other than his duties as set forth in this Agreement or as otherwise assigned to him by the Board.  It will not be a violation of this exclusivity provision for Executive to (a) serve on charitable or civic boards or committees, (b) serve on one for profit board with the approval of the Board (which shall not be unreasonably withheld), or (c) manage Executive’s personal, financial and legal affairs, provided that such activities do not interfere with the performance of Executive’s duties under this Agreement in more than a de minimis manner.  Notwithstanding the foregoing, Executive agrees to (i) act in the best interests of the Company and its Affiliates, (ii) not exploit, for his own or a third person’s benefit, any opportunity relating or relevant to the business of the Company or its Affiliates, (iii) not engage in activities detrimental to the affairs of the Company or its Affiliates, and (iv) present to the Company all opportunities relating to the business of the Company or its Affiliates.  Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and the Company or its Affiliates.

For purposes of this Agreement, “Affiliate” or “Affiliates” shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, such other entity (including, but not limited to, joint ventures, limited liability companies, and partnerships).

5.          Base Salary.  For services rendered by Executive on the Company’s and its Affiliates’ behalf during Executive’s employment, OMGS or its Affiliate will pay Executive an annual base salary of $800,000, which amount will be paid according to its regular payroll practices and which will be subject to required deductions for employment taxes and income tax withholding.

6.          Annual Bonus.  During his employment, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”), with the target amount of such Annual Bonus equal to $5,500,000, payable in the form of performance stock units (as described below) and, with respect to the remainder of such Annual Bonus, in equal portions cash and restricted stock units (subject to three-year annual pro-rata time vesting).  The restricted stock units and performance stock units shall be subject to the long-term incentive compensation plan under which such awards are granted and the award agreement evidencing such grant.  The grant of restricted stock units and performance stock units shall be subject to the approval of the Compensation Committee of the Board (the “Compensation Committee”).  The cash and restricted stock unit portions of the Annual Bonus shall be earned based on the achievement of one or more performance goals established by the Compensation Committee for the applicable calendar year.  The performance stock unit portion of the Annual Bonus shall be granted annually beginning in 2019 and with respect to each such grant shall be made no later than March 31 of each year.  Such grant shall provide for a target number of shares subject thereto equal to $1,833,333 divided by the fair market value of a share of the Company’s common stock on the date of grant; provided however that with respect to the grant in 2019, such amount shall be equal to $1,833,333 plus (1) a pro rata portion of such amount related to the period in 2018 from Executive’s first day of employment through the end of such year, and (2) a pro rata portion of one-third of the Executive’s target bonus at his prior employer from January 1, 2018 through Executive’s first day of employment.  Such performance stock units shall be subject to three-year performance vesting conditions to be determined by the Compensation Committee.  With respect to the fiscal year that includes Executive’s first day of employment, the cash and restricted stock unit portions of Executive’s Annual Bonus shall be based on (1) two-thirds of Executive’s target bonus at his prior employer prorated to take into account the period from January 1, 2018 to Executive’s first day of employment, and (2) $3,666,667 prorated to take into account the period from Executive’ first day of employment  through the end of such fiscal year.  The cash and restricted stock unit portions of any Annual Bonus to which Executive is entitled shall be paid or granted, as applicable, promptly following the date that the achievement of the performance goals are definitively measured, but in no event later than December 31 of the year following the year to which such Annual Bonus relates.  Executive must remain employed by the Company through the date the Annual Bonus is paid or granted, as applicable, in order to receive such bonus.

7.          Long-Term Equity Compensation.  Subject to approval by the Compensation Committee, Executive shall receive a  long-term incentive compensation award substantially in the form included as Exhibit A hereto.

8.          Replacement Equity Award.

(a)        Subject to approval by the Compensation Committee, Executive shall receive a grant of time-vested restricted stock units under the Incentive Plan, equal to $3,000,000 (the “Replacement Equity Award”), that will vest, subject to Executive’s continued employment with the Company, as follows: fifty percent (50%) on December 31, 2018 (the “First Tranche RSUs”); twenty-five percent (25%) on December 31, 2019; and twenty-five percent (25%) on December 31, 2020, and will be substantially in the form included as Exhibit B hereto.

(b)        If, on or after December 31, 2018, but on or before December 31, 2019, Executive’s employment with the Company is terminated by the Company for “Cause” (as defined in Section 11 below) or Executive resigns without “Good Reason”, then Executive shall pay to the Company the Forfeitable Amount (as defined below).  Executive shall pay such amount to the Company no later than the fifteenth day following his termination of employment (such date, the “Repayment Date”).  Executive shall make such payment to the Company without demand. The “Forfeitable Amount” means the Fair Market Value (as defined in the Incentive Plan) as of the date of termination of the shares of the Company’s common stock actually received by Executive in connection with settlement of the First Tranche RSUs after taking into account any amounts withheld to satisfy any federal, state or local taxes.

(c)        Interest for Late Payment; Fees Associated with Collection.  If Executive fails to fully repay the Forfeitable Amount to the Company on or prior to the Repayment Date, then any amount owed by Executive to the Company shall accrue interest at the prime rate as published in the Wall Street Journal on such Repayment Date (or, if the Wall Street Journal is not published on such date, on the next date on which it is published).  If Executive fails to fully repay the Forfeitable Amount as set forth in this Agreement and the Company refers the matter to an attorney or collection agency for collection, Executive agrees to pay all costs and reasonable attorney’s fees incurred by the Company in connection with such collection efforts.

(d)        Authorization to Withhold from Payments.  Notwithstanding the foregoing, to the extent permitted by applicable law, Executive hereby authorizes the Company and its Affiliates, without further demand, to withhold from any amounts owed by the Company or any of its Affiliates to Executive (including but not limited to any final pay, final expense reimbursement or accrued but unused vacation amount), such amounts as are sufficient to satisfy the repayment obligation described in this Section.  Executive agrees to execute any additional documents or take any other action (including at the time his employment terminates) necessary or advisable to permit the Company and its Affiliates to withhold such amounts from the amounts owed to Executive.  The Company and Executive agree that nothing in this paragraph shall limit the Company’s and its Affiliates’ rights to seek repayment from Executive by any other means.

9.          Employee Benefits.  During Executive’s employment with the Company, Executive shall be eligible to participate in the employee benefit plans, including health and welfare, retirement, vacation and other fringe benefits (but excluding the Company’s Executive Severance Plan), in each case, on the same basis as such benefits are made available to senior executives of the Company.  The Company reserves the right to amend, modify or terminate any employee benefit plan or program at any time in its sole discretion, subject to the terms of the applicable employee benefit plan and applicable law.

10.       Expense Reimbursement.  The Company or one of its Affiliates shall reimburse Executive for all reasonable expenses incurred by Executive during Executive’s employment with the Company in the course of performing Executive’s duties under this Agreement in accordance with the Company’s and its Affiliates’ policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s and its Affiliates’ requirements applicable generally with respect to reporting and documentation of such expenses.  In addition, the Company or one of its Affiliates shall reimburse Executive for his reasonable attorneys fees incurred in connection with the negotiation and documentation of this Agreement and all related agreements.

11.       Termination of Employment.

(a)        Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive: (i) all earned but unpaid base salary through his Termination Date; (ii) reimbursement for any unreimbursed business expenses incurred through his Termination Date; and (iii) any accrued but unused vacation time in accordance with Company policies (such accrued amounts collectively, the “Accrued Benefits”).

(b)        If Executive’s employment is terminated by the Company without “Cause” (as defined below, but not including a termination of Executive’s employment due to death or disability), or Executive resigns for “Good Reason” (as defined below), then subject to Executive’s execution of a release of claims in favor of the Company, its Affiliates, and their respective directors, officers and employees in a form provided by the Company (the “Release”) within forty-five (45) days (or such shorter period determined by the Company, which period may not be less than twenty-one (21) days) following Executive’s termination from employment and Executive not thereafter revoking such Release, Executive shall be entitled to receive the following (in addition to the Accrued Benefits):

(i)          an aggregate amount equal to $2,633,333 (the “Severance Payment”), payable over twenty-four (24) months following the Termination Date (the “Severance Period”), in equal installments in accordance with the Company’s or its Affiliates’ normal payroll practices; provided, however, that if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Company’s Omnibus Incentive Plan) of the Company that constitutes a “change in control event” under Treasury Regulation 1.409A-3(i)(5), such Severance Pay shall be paid in a single undiscounted lump sum payment on the date the first severance payment would otherwise have been payable hereunder.

(ii)         any earned but unpaid Annual Bonus for the calendar year immediately preceding the termination, to be paid in cash at such time as bonuses are normally paid in accordance with the normal practices of the Company with regard to paying bonuses to similarly situated executives (based on the fair market value of the restricted stock units and the performance stock units at the time of grant);

(iii)        an amount equal to two-thirds of the average Annual Bonus earned in respect of the three years completed prior to the year of termination (or, if Executive has been employed for less than three years as of such termination, the number of years completed prior to the year of termination; provided, however that if the year of termination is 2018 or 2019, the amount shall be equal to two-thirds of the target amount of the Annual Bonus), pro-rated based on the number of days in which Executive served as an employee during such year, to be paid in cash at such time as bonuses are normally paid in accordance with the normal practices of the Company with regard to paying bonuses to similarly situated executives; and

(iv)        a lump cash sum payment in an amount equal to twelve (12) months of premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Executive and his eligible dependents (as applicable) at the rates in effect when Executive’s employment terminates, to be paid within sixty (60) days following Executive’s termination of employment.

(c)        For purposes of this Agreement, “Cause” shall mean (i) the commission of an act of fraud or non-de minimis dishonesty by Executive in the course of Executive’s employment; (ii) the indictment of, or entering of a plea of nolo contendere by, Executive for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by Executive which would make Executive or the Company (including any of its Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with Executive’s performance of his duties for the Company (including any Affiliate for whom Executive may be employed on a full-time basis at the time) or the Executive’s failure to comply with any of the restrictive covenants to which Executive is subject; (v) Executive’s non-de minimis failure to comply with any material policies or procedures of the Company or any of its Affiliates as in effect from time to time, provided that Executive shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; (vi) engaging in any unwelcome sexual advances, requests for sexual favors, or other verbal or physical abuse of a sexual nature in connection with Executive’s performance of his duties for the Company and its Affiliates, or engaging in any intimate relationship with a subordinate; or (vii) Executive’s material or willful failure to perform the material duties in connection with Executive’s position, unless Executive remedies such failure no later than 10 days following delivery to Executive of a written notice from the Company or any of its Affiliates describing such failure in reasonable detail (provided that Executive shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (v) or (vii)).

(d)        For purposes of this Agreement, “Good Reason” means, without Executive’s written consent:

(i)          any material diminution in Executive’s duties, authorities, responsibilities or reporting relationships (other than due to Executive’s disability);

(ii)         the reduction of Executive’s base salary or Annual Bonus opportunity (in each case, other than an across-the-board reduction affecting all senior management of the Company which reduction results in the decrease of Executive’s base salary or Annual Bonus opportunity, as applicable, of less than ten percent (10%));

(iii)        the relocation of Executive’s primary place of employment by more than fifty (50) miles (unless such new location is closer to Executive’s primary residence in New York City);

(iv)        the failure to initially appoint Executive, or the failure to nominate of Executive, as a member of the board of directors of the Company (or any of its successors), in each case, in accordance with Section 3 of this Agreement; or

(v)         the failure to pay Executive compensation when due under the terms of this Agreement;

provided that Good Reason shall exist only if, if such event is capable of cure, the Company fails to cure such event within thirty (30) days following receipt from Executive of written notice of the event which constitutes Good Reason (the “Cure Period”); provided further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date; provided further that Good Reason shall cease to exist for an event if Executive fails to terminate his employment for Good Reason within one hundred twenty (120) days of the end of the Cure Period.

12.       Confidentiality.  The Company’s employment of Executive will result in Executive’s exposure and access to confidential and proprietary information including, but not limited to, information about product plans and development, business and marketing strategies, finances, customer information (including financial information, credit scores and other personally identifiable information), loan files, loan data, security files, receivables yields, customer relationships, net charge off and other loan losses and ratios amounts and trends, delinquency amounts and ratios, origination amounts and trends, existing or expected tangible leverage and funding mix, equity owner relations, marketing plans and strategy, revenue estimates, business plans and projections, internal performance results relating to the past, present or future business activities of the Company or its Affiliates and the customers, equity owners, clients and suppliers of any of the foregoing, all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable and whether or not patented or copyrighted, any scientific or technical information, design, process, procedure, formula, algorithms, product development or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or its Affiliates a competitive advantage over competitors which Executive did not have access to prior to Executive’s association with the Company and its Affiliates and which information is of great value to the Company and its Affiliates.  Executive shall not, at any time, make available to any competitor or potential competitor of the Company or any of its Affiliates, or divulge, disclose, or communicate to any person, firm, corporation or other business entity other than the Company’s or its Affiliates’ authorized personnel, in any manner whatsoever, any confidential or proprietary information of the Company or any of its Affiliates, unless authorized to do so in writing by the Board.  Executive shall take reasonable precautions to protect the Company’s and its Affiliates’ confidential or proprietary information, shall adhere to all policies and procedures of the Company and its Affiliates regarding such matters, and shall not store any confidential or proprietary information outside of the Company’s or its Affiliate’s, as applicable, premises without the express written consent of the Board.  Executive shall not at any time during or after termination of employment with the Company utilize any of the Company’s or any of its Affiliate’s confidential or proprietary information on behalf of Executive or any entity other than the Company or its Affiliate, as applicable.

Executive acknowledges that, notwithstanding any Company policy or agreement that could be read to the contrary, nothing in any agreement or policy prohibits, limits or otherwise restricts Executive or his counsel from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential or proprietary information of the Company or any of its Affiliates) to, or providing testimony before, the SEC, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law.  Executive further acknowledges that he is not required to advise or seek permission from the Company or any of its Affiliates before engaging in any such activity with any such governmental authority, but that, in connection with any such activity, Executive must inform such governmental authority that the information Executive is providing is confidential.  Despite the foregoing, Executive is not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information Executive came to learn during the course of employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine; the Company and its Affiliates do not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.  Executive is further advised that U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.       Non-Solicitation.

(a          Non-Solicitation of Employees and Consultants.  During the Solicitation Restricted Period, Executive will not, directly or indirectly, for his own benefit or for the benefit of any other person (other than on the Company’s or its Affiliate’s behalf) (i) hire, solicit, engage, seek to hire or engage or offer employment to any person who is employed by or a consultant to the Company or any of its Affiliates, or who was otherwise employed or engaged by the Company or its Affiliates during the Solicitation Restricted Period, (ii) interfere with, disrupt or damage (or attempt to interfere with, disrupt or damage) any relationship between the Company and its Affiliates, on the one hand, and any of their respective employees or consultants, on the other hand, or (iii) assist any other person in respect of any of the foregoing; provided, however, that the restrictions on the solicitation of employees and consultants of the Company and its Affiliates set forth in this paragraph shall not apply to general advertisements in newspapers, trade publications, or other media not directed at employees or consultants of the Company or its Affiliates or to the hiring or engagement of employees or consultants of the Company or its Affiliates who apply for employment or engagement with Executive, so long as such employees and consultants were not solicited by Executive or by any person acting on the advice, on the behalf, or with the assistance of Executive.

(b)        Non-Solicitation of Customers.  During the Solicitation Restricted Period, Executive will not directly or indirectly solicit, induce, or attempt to induce any customer or prospective customer, independent contractor or supplier of the Company or its Affiliates with whom Executive had contact or with respect to whom Executive had access to confidential or proprietary information in the course of employment with the Company to: (i) stop or reduce its business with the Company or its Affiliates; or (ii) do business with any other person or entity that provides any product, process, apparatus, service or development that is competitive with any product, process, apparatus, service or development provided by the Company or its Affiliates.

(c)        For purposes of this Agreement, “Solicitation Restricted Period” shall mean Executive’s period of service until Executive’s termination of employment, and thereafter through and including 24 months following Executive’s termination of employment.

14.       Non-competition.  In view of the unique, special and extraordinary nature of Executive’s services and position of trust, and in order to protect the Company and its Affiliates from unfair competition, Executive covenants and agrees that, during his employment with the Company and during the Competition Restricted Period, he will not directly or indirectly (whether on his own behalf or as owner, partner, member, stockholder, investor, officer, director, agent, independent contractor, associate, executive, consultant or licensor) carry on, or be engaged, concerned or take part in any activities or services for himself or on behalf of a Competing Business anywhere in the Restricted Area.  Executive further covenants that during the Competition Restricted Period he will not own or invest in any business that competes with the Protected Companies anywhere in the Restricted Area; provided, however, that this covenant shall not apply to Executive’s ownership of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such corporation.

For purposes of this Agreement, “Competing Business” shall mean a person, corporation, partnership, venture, entity, or any other form of business that, directly or indirectly, at any time during Executive’s period of service has competed, or any time during the 24-month period following the date of Executive’s termination of employment begins competing, with the Company, its Affiliates and/or their predecessors (the “Protected Companies”) anywhere in the Restricted Area and (i) in the business of consumer finance products, including but not limited to installment loans, revolving loans and auto loans and related insurance products, (ii) in the business of any significant business conducted by the Protected Companies as of the date of Executive’s termination of employment and any significant business the Protected Companies conducted in the 24-month period after Executive’s termination of employment (provided that as of the date of Executive’s termination of employment, to the knowledge of Executive, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such 24-month period and material steps and an investment of time or resources have been expended prior to Executive’s termination of employment with respect to such business), or (iii) that acquires any company which has been involved in the business of direct consumer non-real estate finance and credit insurance (to the extent that Executive is involved in such acquisition or the operation of such acquired business).

For purposes of this Agreement, “Competition Restricted Period” shall mean Executive’s period of service until Executive’s termination of employment, and thereafter through and including the 24 months following Executive’s termination of employment.

For purposes of this Agreement, “Restricted Area” shall mean anywhere in the United States and elsewhere in the world where the Protected Companies engage in business, including, without limitation, jurisdictions where any of the Protected Companies reasonably anticipate engaging in business on the date of Executive’s termination of employment (provided that as of the date of Executive’s termination of employment, to the knowledge of Executive, such area has been discussed as a market that the Protected Companies reasonably contemplate engaging in within the 24-month period following the date of Executive’s termination of employment).

15.       Mutual Non-Disparagement.  The parties agrees that, at any time during Executive’s employment with the Company or at any time following the end of Executive’s employment with the Company, Executive shall make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or its Affiliates and the Company shall direct its officers and directors not to make, or cause or assist any other person to make, any public statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of Executive.  Notwithstanding anything in this Section 15 or elsewhere in this Agreement or that might be read to the contrary, nothing in this Agreement shall prohibit Executive from reporting to, or cooperating with, any law enforcement, governmental or self-regulatory authority, concerning any suspected violation of law, provided that Executive complies with the confidentiality obligations set forth in Section 12.

16.       Work Product.  The Company shall own all right, title and interest in and to the work product of Executive created or produced in connection with Executive’s employment, including, without limitation, customer lists and information, risk models, underwriting models and loan underwriting methodology, insurance underwriting methodology, investment distribution models, proprietary methods for assessing risk, inventions or improvements, materials, discoveries, best practices methods, research, technology, computer programs (source code and object code), programming aids and tools, documentation, reports, data, designs, concepts, know-how, and other information (collectively, “Work Product”).  All Work Product created by Executive shall be considered work-for-hire owned by the Company.  Regardless of whether such Work Product qualifies as “work made for hire” status and/or treatment under United States laws, Executive hereby expressly grants, assigns and conveys to the Company all of his right, title and interest in and to all Work Product, including the underlying intellectual property rights, including, but not limited to, copyright, patent, trade secret, trademark, trade name and other proprietary interests.  Executive agrees to give the Company and its Affiliates such assistance as may be reasonably required to perfect such rights, including formalizing assignments for the purpose of patent and copyright applications.

The Company shall own all right, title and interest in and to (i) the trademarks, service marks, trade names, including without limitation all assumed or fictitious names under which the Company or any of its Affiliates is conducting business, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority and any social media accounts created, licensed or otherwise acquired by the Company, any of its Affiliates or by any employee or independent contractor thereof on behalf of the Company or any of its Affiliates for any purpose; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications created, licensed or otherwise acquired by the Company, any of its Affiliates or by any employee or independent contractor thereof on behalf of the Company or any of its Affiliates; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, databases, methods, processes, compositions and other trade secrets, whether or not patentable (including customer and supplier lists and class action settlement strategies and other information) created, licensed or otherwise acquired by the Company, any of its Affiliates or by any employee or independent contractor thereof on behalf of the Company or any of its Affiliates; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications created, licensed or otherwise acquired by the Company, any of its Affiliates or by any employee or independent contractor thereof on behalf of the Company or any of its Affiliates (collectively, “Company Intellectual Property”).  Executive hereby expressly grants, assigns and conveys to the Company all of his right, title and interest in and to all Company Intellectual Property, including the underlying intellectual property rights, including, but not limited to, copyright, patent, trade secret, trademark, trade name and other proprietary interests.  Executive agrees to give the Company and any of its Affiliates such assistance as may be reasonably required to perfect such rights, including formalizing assignments for the purpose of patent and copyright applications.

17.       Injunctive Relief.  Either party hereto may apply to a Connecticut court for any provisional remedy, including a temporary restraining order or preliminary injunction.  Further, Executive acknowledges and agrees that the covenants contained in Sections 12 through 16 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect the Company’s and its Affiliates’ legitimate business interests.  Without limiting the rights of the Company or any of its Affiliates to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 12 through 16 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company or any of its Affiliates for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company or any of its Affiliates for a breach of those covenants and that, accordingly, the Company and its Affiliates shall be entitled to injunctive relief to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 12 through 16 above.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

18.       Indemnification.  The Company will indemnify Executive with respect to claims arising out of any action taken or not taken, in either case in Executive’s capacity as an executive of the Company on the same terms as are made available to senior executives of the Company.

19.       Confidential Agreement.  The terms of this Agreement are confidential.  Accordingly, Executive agrees not to disclose the terms of this Agreement to anyone other than to Executive’s attorney, accountant, or spouse without the express written consent of the Board or as otherwise required by law.  Should Executive disclose the terms of this Agreement to Executive’s attorney, accountant, spouse, or to another third party expressly approved by the Board, Executive shall ensure that those individuals abide by the confidentiality terms of this Section.  Notwithstanding the above, nothing in this Section precludes (i) Executive from disclosing the terms of Sections 12 through 16 of this Agreement to any subsequent or potential subsequent employer of Executive or (ii) the Company disclosing the terms of this Agreement in accordance with applicable law or for appropriate business purposes.

20.       Assignment.  The services rendered by Executive to the Company are unique and personal.  Accordingly, Executive may not assign any of Executive’s rights or delegate any of Executive’s duties or obligations under this Agreement.  The Company and OMGS may, upon written notice to Executive, assign this Agreement to a purchaser or transferee of substantially all of the assets of the Company or its Affiliates.

21.       Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being mailed, postage prepaid, certified or registered mail with return receipt requested, or sent by a reputable overnight delivery service such as Federal Express or DHL that tracks its deliveries, to the address shown below for each such party or such other address as may be designated in writing hereafter by such party:

(i)	If to the Company or OMGS, to the following:

OneMain Holdings, Inc.
Attention: General Counsel
601 NW 2nd Street
 Evansville, IN 47708

(ii)	If to Executive:

The most recent home address that the Company has on file for Executive.

22.       Waiver.  The Company’s or OMGS’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision or of the Company’s or OMGS’s right to enforce any such provision or any other provision with respect to Executive.  No act or omission of the Company or OMGS shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Board.

23.       Governing Law; Venue.  This Agreement shall in all respects be governed by the substantive laws of the State of Connecticut without regard to its or any other state’s conflict of law rules.  Any claim arising out of or relating to this Agreement that is not subject to arbitration as outlined below shall be instituted in the United States District Court for the District of Connecticut, or if there is a lack of jurisdiction in such court, then a state court in Connecticut in that venue, and Executive, OMGS and the Company hereby consent to the personal and exclusive jurisdiction and venue of such court(s).  Each party shall be responsible for the costs and fees of its own counsel or other representative(s).

24.       Arbitration.  Executive acknowledges that the Company has in place the OneMain Employment Dispute Resolution Plan (“EDR Plan”) that applies to all employment disputes between the Company and its and its Affiliates’ employees.  Except as necessary for the Company to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes between or among them arising in connection with or relating to this Agreement, Executive’s services on behalf of the Company, or the termination of such services, shall be subject to the EDR Plan, as amended from time to time, including binding arbitration of any of the foregoing claims or disputes related to executive’s employment with the Company or this Agreement.    The arbitration obligation under this provision extends to any and all claims that may arise by and between the parties or their subsidiaries, Affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action relating to compensation, including incentive-based compensation payable hereunder or otherwise and any equity-based compensation, for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law; provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.  Notwithstanding the foregoing, neither the Company nor Executive shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of a proceeding under the EDR Plan, as amended, including without limitation, with respect to any dispute relating to the Restrictive Covenants or any restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party.

25.       Excise Tax.  If any payment or benefit that Executive would receive following a Change in Control of the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (a) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (b) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (a) and (b), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of outstanding awards under the Equity Plan; and reduction of employee benefits.  In the event that acceleration of vesting of outstanding awards under the Equity Plan is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Executive’s outstanding equity awards.  The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control of the Company shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint another, nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within a commercially reasonable period of time after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

26.       Acknowledgement.  The Company expressly acknowledges and agrees that Executive is relying on the employment relationship described in this Agreement, including but not limited to compensation, benefits and other terms and conditions of this Agreement, as a condition for notifying his current employer that he is terminating his relationship with such employer and accepting employment with the Company.

27.       Severability.  If any provision of this Agreement is declared  invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect and no provision shall be deemed dependent upon any other provision unless so expressed herein.

28.       Amendment.  The terms of this Agreement may be modified only by a writing signed by both Executive and the Board or the Compensation Committee of the Board.

29.       Post-Employment Effectiveness.  Executive expressly acknowledges that Sections 11 through 30 of this Agreement remain in effect after the termination of Executive’s employment with the Company.

30.       Section 409A.  This Agreement is intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  All references in this Agreement to Executive’s termination of employment shall mean Executive’s separation from service within the meaning of Section 409A of the Code.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  Any payment that is deferred compensation subject to Section 409A of the Code which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of termination, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service, and (iii) would be payable prior to the six (6) month anniversary of Executive’s separation from service, then payment of such amount shall be delayed until the earlier to occur of (a) the six (6) month anniversary of the date of such separation from service or (b) the date of Executive’s death.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company, OMGS and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or OMGS be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

31.       Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

EXECUTIVE, OMGS AND THE COMPANY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

ONEMAIN HOLDINGS, INC.

By:	/s/ Jay N. Levine
	Name:	Jay N. Levine
	Title:	President & CEO

ONEMAIN GENERAL SERVICES CORPORATION

By:	/s/ Jay N. Levine
	Name:	Jay N. Levine
	Title:	President & CEO

DOUGLAS H. SHULMAN

/s/ Douglas H. Shulman

Exhibit A

CASH-SETTLED
OPTION AWARD AGREEMENT
ONEMAIN HOLDINGS, INC.

This Award Agreement (this “Option Award Agreement”), dated as of July 12, 2018 (the “Date of Grant”), is made by and between OneMain Holdings, Inc., a Delaware corporation (the “Company”), and Douglas H. Shulman (the “Participant”).

The Option (as defined below) is not, and is not granted under, or pursuant to, an “equity-compensation plan” (as such term is defined in NYSE Rule 303A.08) because it provides for a payment of cash rather than the delivery of equity securities.  Although the Option is not granted under the Amended and Restated OneMain Holdings, Inc. 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), except as expressly provided otherwise, the Option will be governed in a manner consistent with the terms and conditions of the Plan.

Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.  Where the context permits, references to the Company shall include any successor to the Company.

1.          Grant of Option. The Company hereby grants to the Participant an option with respect to 650,000 shares of Common Stock at the price per share of $33.40, subject to adjustment as provided in the Plan and as set forth below (the “Exercise Price”) (the “Option”), subject to all of the terms and conditions of Exhibit A hereto, this Option Award Agreement and the Plan.  In no event shall the Exercise Price be below Fair Market Value of a share of Common Stock on the Date of Grant and, if such Exercise Price is below Fair Market Value of a share of Common Stock on the Date of Grant, the Exercise Price shall automatically be adjusted to reflect the Fair Market Value of a share of Common Stock on the Date of Grant.

2.          Vesting of Option.  The Option shall become vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Vesting Schedule”).  Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, if the Participant’s employment is terminated for any reason (the “Termination”), this Option Award Agreement shall terminate and all rights of the Participant with respect to Options that have not vested shall immediately terminate.

3.          Exercise Price.  The Exercise Price shall be decreased in connection with each cash dividend declared and paid to holders of shares of Common Stock in an amount equal to the per share cash dividend and at the time that such dividends are paid to such holders.

4.          Method of Exercise; Settlement.  The Option, to the extent it becomes vested pursuant to Section 2, shall be automatically exercised by means of a cashless exercise procedure on the day following the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable (as defined in Exhibit A) and the Company shall deliver to the Participant (or the Participant’s personal representative) as soon as practical thereafter, but in no event later than 30 days following such applicable date, cash in an amount equal to (i) the product of (A) the number of shares of Common Stock the Participant would have otherwise been entitled to receive upon such exercise pursuant to such cashless exercise procedure, multiplied by (B) the Fair Market Value of share of Common Stock (determined as of the date following the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable) less the Exercise Price, (ii) less any withholding pursuant to Section 9.

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5.          Termination of Option.  The Option shall terminate, to the extent not earlier terminated pursuant to Section 2 or exercised pursuant to Section 4, on the ten-year anniversary of the Date of Grant (the “Expiration Date”).  Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

6.          No Rights as Stockholder. The Participant shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option.

7.          Option Award Agreement Subject to Plan. This Option Award Agreement shall be interpreted as though it were made pursuant to the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Option Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  The Participant hereby acknowledges receipt of a copy of the Plan.

8.          No Rights to Continuation of Employment. Nothing in the Plan or this Option Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

9.          Tax Withholding. The Company shall have the right to deduct from all amounts paid in cash any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of any Options.

10.        Section 409A Compliance. The intent of the parties is that the payments and benefits under this Option Award Agreement be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and this Option Award Agreement shall be interpreted and administered consistent with such intent; provided, however, that to the extent this payments and benefits under this Option Award Agreement are subject to Section 409A of the Code, the intent of the parties is that such payments and benefits comply with Section 409A of the Code and to the maximum extent permitted, this Option Award Agreement shall be interpreted and administered to be in compliance therewith. The Company makes no representation that any or all of the payments and benefits under this Option Award Agreement comply with or are exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits.  The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

11.        Governing Law. This Option Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

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12.        Option Award Agreement Binding on Successors. The terms of this Option Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13.        No Assignment. Notwithstanding anything to the contrary in this Option Award Agreement, neither this Option Award Agreement nor any rights granted herein shall be assignable by the Participant.

14.        Necessary Acts.  The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Option Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

15.        Severability. Should any provision of this Option Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Option Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Option Award Agreement. Moreover, if one or more of the provisions contained in this Option Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

16.        Entire Agreement. This Option Award Agreement, including Exhibit A hereto, and the Plan, along with the Participant’s employment agreement to the extent it is not inconsistent with this Agreement and the Plan, contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

17.        Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

18.        Counterparts; Electronic Signature. This Option Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this Option Award Agreement shall have the same validity and effect as a signature affixed by your hand.

19.        Amendment.  No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

20.        Set-Off.  The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the payments due to the Participant under this Option Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Option Award Agreement as of the date set forth above.

ONEMAIN HOLDINGS, INC.

By

Print Name:

Title:

 [Company’s Signature Page to Option Award Agreement]

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The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Award Agreement.

PARTICIPANT

Signature

DOUGLAS H. SHULMAN

Address:

[Participant’s Signature Page to Option Award Agreement]

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EXHIBIT A

Vesting of Options:

The number of Options granted hereunder will vest as follows, conditioned, in each case, on the Participant’s continued employment with the Company or one of its Affiliates as of the applicable vesting date:

•	The Options granted hereunder will be divided into three (3) tranches;

o	300,000 “Tranche I Options”;

o	225,000 “Tranche II Options”; and

o	125,000 “Tranche III Options”.

Subject to the Participant remaining continuously employed by the Company or one of its Affiliates through the applicable Vesting Date (as defined below):

•
The Tranche I Options vest if on or prior to the date on which at least 75% of the Company’s issued and outstanding shares of Common Stock are owned by stockholders other than OMH Holdings, L.P. and its Affiliates (such date, the “Tranche I Sell-Down Date”), the Company achieves a $55 per share (“Tranche I Price Trigger”) volume-weighted average trading price (“VWAP”) over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche I Price Trigger has been achieved as of the Tranche I Sell-Down Date , if, on the day following the Tranche I Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche I Price Trigger, then the Tranche I Options shall vest on the Tranche I Sell-Down Date;

•
The Tranche II Options (and, to the extent not previously vested, the Tranche I Options) vest if on or prior to the date on which at least 90% of the Company’s issued and outstanding shares of Common Stock are owned by stockholders other than OMH Holdings, L.P. and its Affiliates (such date, the “Tranche II Sell-Down Date” and each of the Tranche I Sell-Down Date and the Tranche II Sell-Down Date, the “Vesting Date”), the Company achieves a $70 per share (“Tranche II Price Trigger”) VWAP over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche II Price Trigger has been achieved as of the Tranche II Sell-Down Date , if, on the day following the Tranche II Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche II Price Trigger, then the Tranche II Options shall vest on the Tranche II Sell-Down Date; and

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•
The Tranche III Options (and, to the extent not previously vested, the Tranche I Options and the Tranche II Options) vest if on or prior to the Tranche II Sell-Down Date, the Company achieves a $85 per share (“Tranche III Price Trigger”) VWAP over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche III Price Trigger has been achieved as of the Tranche II Sell-Down Date, if, the day following the Tranche II Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche III Price Trigger, then the Tranche III Options shall vest on the Tranche II Sell-Down Date;

provided, however, that if the Participant’s employment terminates as a result of death or Disability or the Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, the Options shall remain outstanding for up to twelve (12) months following such date of termination during which the Options will remain eligible to vest based on satisfaction of the conditions set forth in this Exhibit A; provided, further, that if the Tranche I Price Trigger, the Tranche II Price Trigger and/or the Tranche III Price Trigger has been achieved during Participant’s employment, and if the Participant’s employment terminates as a result of death or Disability or the Participant’s employment is terminated without Cause or if Participant resigns for Good Reason, the Tranche I Options, the Tranche II Options or the Tranche III Options, as applicable, shall remain outstanding for up to twenty-four (24) months following such date of termination during which such Options will remain eligible to vest based on satisfaction of the conditions set forth in this Exhibit A including the occurrence of the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable, occurring during such time period.

Notwithstanding the foregoing, (i) upon a Change in Control, if the conditions set forth in this Exhibit A have not been satisfied, the Options subject to vesting conditions shall terminate and be forfeited, and (ii) any Options that have not vested on or prior to the day following the Tranche II Sell-Down Date shall be forfeited immediately following the day following the Tranche II Sell-Down Date.

Notwithstanding anything herein to the contrary, if the Participant has not commenced employment with the Company on or before September 10, 2018, then all of the Options shall immediately be forfeited as of such date.

As used in this Exhibit A, “volume-weighted average trading price per share” shall be determined by the Committee and will be adjusted for the payment of dividends as appropriate and the VWAP shall be decreased in connection with each cash dividend declared and paid to holders of shares of Common Stock in an amount equal to the per share cash dividend at the time that such dividends are paid to such holders.

[End of Exhibit A]

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Exhibit B

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED
ONEMAIN HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”), dated as of <<GRANT DATE>> (the “Date of Grant”), is made by and between OneMain Holdings, Inc., a Delaware corporation (the “Company”), and Doug Shulman (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Amended and Restated OneMain Holdings, Inc. 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant <<AWARDS GRANTED>> restricted stock units (the “RSUs”) as outlined in Exhibit A hereto, subject to all of the terms and conditions of Exhibit A hereto, this RSU Award Agreement and the Plan.

2. Form of Payment. Except as otherwise provided in the Plan or in Section 9 hereof, each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock (a “Share”), which shall be issued to the Participant pursuant to the applicable schedule set forth in Exhibit A hereto.

3. Restrictions.

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in Exhibit A hereto, this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c), the Shares subject to the RSUs shall become issuable hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) in accordance with the applicable provisions set forth in Exhibit A hereto (the period prior to Share issuance, the “Restricted Period”).

(c) Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, if the Participant’s employment is terminated for any reason (the “Termination”), this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, the RSUs that are subject to restrictions upon the date of termination shall be forfeited without payment of any consideration, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

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4. Dividend Equivalents. As of each date that the Company pays a cash dividend to holders of Shares (a “Dividend Date”), the Participant shall be entitled to accrue a Dividend Equivalent (as defined below) with respect to each RSU held by the Participant.  The Dividend Equivalent shall accrue and be payable to the Participant as soon as practicable following the date on which each RSU vests (if any), but no later than the 15th day of the third month following the end of the year in which the RSU vests.  No interest or other earnings will be credited with respect to such payment.  A “Dividend Equivalent” means an amount equal to each cash dividend declared and paid to a holder of one Share.

5. Voting and Other Rights. Except as set forth in Section 4 above, the Participant shall have no rights of a stockholder until Shares are issued following vesting of the Participant’s RSUs in accordance with the terms and conditions of Exhibit A hereto.

6. RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

7. No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

8. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the payment of any RSUs; provided, that, notwithstanding the foregoing, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to any RSUs by cashless exercise or net share settlement, pursuant to which the Company shall withhold from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations.

9. Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement be exempt from Section 409A of the Code and this RSU Award Agreement shall be interpreted and administered consistent with such intent; provided, however, that to the extent this payments and benefits under this RSU Award Agreement are subject to Section 409A of the Code, the intent of the parties is that such payments and benefits comply with Section 409A of the Code and to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith. The Company makes no representation that any or all of the payments and benefits under this RSU Award Agreement comply with or are exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits.  The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

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10. Governing Law. This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

11. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

12. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

13. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14. Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15. Entire RSU Award Agreement. This RSU Award Agreement and the Plan, along with the Participant’s Employment Agreement with the Company and OneMain General Services Corporation, dated July 10, 2018, as amended from time to time (the “Employment Agreement”) to the extent it is not inconsistent with this Agreement and the Plan, contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

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17. Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by your hand.

18. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

19. Set-Off. The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

ONEMAIN HOLDINGS, INC.

By

Print Name:

Title:

[Company’s Signature Page to Restricted Stock Unit Award Agreement]

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The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT

Signature

DOUG SHULMAN

Address:

[Participant’s Signature Page to Restricted Stock Unit Award Agreement]

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EXHIBIT A

Time-Based Vesting of RSUs:

The number of RSUs granted hereunder will vest in three (3) installments as follows, conditioned, in each case, on the Participant’s continued employment with the Company or one of its Affiliates as of the applicable vesting date:

(1) on December 31, 2018: 50% of the RSUs granted hereunder;
(2) on December 31, 2019: 25% of the RSUs granted hereunder; and
(3) on December 31, 2020: 25% of the RSUs granted hereunder.

Any notice period following the date on which the Participant gave or received notice of termination of employment shall be disregarded for purposes of the vesting of the RSUs, and vesting shall cease on the date such notice was given or received.

Shares relating to such RSUs shall be delivered to the Participant within six (6) months following the applicable vesting date indicated above (each, a “Scheduled Vesting Date”), but in no event later than December 31 of the calendar year in which such applicable Scheduled Vesting Date occurs.

Notwithstanding the foregoing:

(i)          in the event of a termination by the Company or its Affiliate of the Participant’s employment without Cause (except for such termination which follows Disability) or a resignation by the Participant for Good Reason (as defined in the Employment Agreement), all of the then unvested RSUs shall vest as of the date of such termination or resignation and Shares relating to such additional RSUs shall be issued as soon as practicable thereafter, but in no event later than December 31 of the calendar year in which such event occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant executes and delivers to the Company (and does not revoke) a separation and release agreement in a form satisfactory to the Company (a “Separation Agreement”) within sixty (60) days following such termination and continues to comply with the Separation Agreement; and

(ii)          in the event of the death or Disability of the Participant, all of the then unvested RSUs shall vest as of the date of such death or Disability, and Shares relating to such additional RSUs shall be issued within six (6) months following such date, but in no event later than December 31 of the calendar year in which such event occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (or the Participant’s representative or estate, as applicable) executes and delivers to the Company a Separation Agreement (or, in the event the RSUs vest upon the Disability of the Participant, a release of claims in a form satisfactory to the Company) within sixty (60) days following the date of the Participant’s death or Disability, as applicable and continues to comply with the Separation Agreement or release of claims, as applicable.

[End of Exhibit A]

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